SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                   (Amendment No.    )
Filed by the Registrant     / x /
Filed by a Party other than the Registrant  /   /
/   / Preliminary Proxy Statement
/   / Confidential, for Use of the Commission Only (as
      permitted by Rule 14a-6(e) (2))
/ x / Definitive Proxy Statement
/   / Definitive Additional Materials
/   / Soliciting Material Pursuant to 240.14a-11(c) or
      240.14a-12

               Aluminum Company of America
       (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than
                         Registrant)

Payment of Filing Fee (Check the appropriate box):
/ x / No fee required.
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      Rules 14a-6(i) (4) and 0-11.

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          transaction applies:

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      2)  Aggregate number of securities to which transaction
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          transaction computed pursuant to Exchange Act
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          filing fee is calculated and state how it was
          determined):

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      provided by Exchange Act Rule 0-11(a)(2) and
      identify the filing for which the offsetting fee was
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1997 Notice of Annual Meeting and
Proxy Statement

To Alcoa Shareholders:

It is my privilege to invite you to the 1997 annual meeting
of Alcoa shareholders.   We will meet on Friday, May 9, at
9:30 a.m. in the Westin William Penn Hotel in Pittsburgh,
Pennsylvania. I hope you will be able to attend and participate in this review of your company's business and operations.

  The Westin William Penn Hotel is fully accessible to disabled persons. In addition, headsets for the hearing-impaired will be available.

  If you plan to attend the meeting, you will need an admission ticket. Your admission ticket is attached to the proxy card that accompanies this proxy statement for registered shareholders. Other shareholders may obtain a ticket by contacting the corporate secretary.

  Whether or not you plan to attend, it is important that your shares are represented at the meeting. Please fill out and return your proxy card promptly.

                              Sincerely,


                              /s/ Paul H. O'Neill
                              Paul H. O'Neill
                              Chairman of the Board and
                              Chief Executive Officer


                              March 12, 1997

               Alcoa
               425 Sixth Avenue
               Pittsburgh, Pennsylvania
               15219-1850

Notice of 1997 Annual Meeting

March 12, 1997

The annual meeting of shareholders of Aluminum Company of America (Alcoa) is scheduled for Friday, May 9, 1997 at 9:30 a.m. We will meet in the William Penn Ballroom of the Westin
William Penn Hotel in Pittsburgh, Pennsylvania.

  The purposes of the meeting are:

  (1)  to elect three directors for a term of three years;

  (2)  to approve an amendment to the company's Long Term
       Stock Incentive Plan under which stock options are granted; and

  (3) to consider any other matters that properly may come before the meeting or any adjournment of the meeting.

  Owners of common stock of record at the close of business on February 10, 1997 will be entitled to vote at the meeting.

  A quorum is required in order to conduct business at the meeting. The quorum requirement will be satisfied if shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast at the meeting are present either in person or by proxy. If a quorum is not present, the meeting may be adjourned to a time and place determined by those shareholders who are present. If the meeting is adjourned, the shareholders present at the next meeting will constitute a quorum for the purpose of electing directors. In the event that the meeting is adjourned for one or more periods totaling at least 15 days, the shareholders present at this latest meeting will constitute a quorum for acting upon any matter to be voted on at the meeting.

  Your attention is directed to the following proxy statement and the accompanying proxy card.

On behalf of Alcoa's Board of Directors,

/s/ Barbara Jeremiah
Barbara Jeremiah
Secretary

Contents

  Proxy solicitation and voting information . . . . . . . .  4
  Board of Directors  . . . . . . . . . . . . . . . . . . .  4
     Meetings and committees of the Board . . . . . . . . .  8
     Certain relationships and related transactions . . . .  8
     Directors' compensation  . . . . . . . . . . . . . . .  8
  Security ownership. . . . . . . . . . . . . . . . . . . .  8
     Performance graph. . . . . . . . . . . . . . . . . . .  9
  Compensation of executive officers  . . . . . . . . . . . 10
     Compensation Committee report on
       executive compensation . . . . . . . . . . . . . . . 10
     1996 executive compensation  . . . . . . . . . . . . . 11
       Summary compensation table . . . . . . . . . . . . . 12
       Long Term Stock Incentive Plan . . . . . . . . . . . 13
       Option grants table  . . . . . . . . . . . . . . . . 14
       Aggregated option exercise table . . . . . . . . . . 15
       Pension plans  . . . . . . . . . . . . . . . . . . . 16
       Pension plan table . . . . . . . . . . . . . . . . . 16
  Proposal to approve an amendment to the
   Long Term Stock Incentive Plan . . . . . . . . . . . . . 16
  Other information   . . . . . . . . . . . . . . . . . . . 18
     Relationship with independent accountants. . . . . . . 18
     1998 meeting--shareholder proposals. . . . . . . . . . 18
     Other matters. . . . . . . . . . . . . . . . . . . . . 18


  Alcoa
  425 Sixth Avenue
  Pittsburgh, Pennsylvania 15219-1850
  Corporate secretary: (412) 553-4678

Proxy Statement

Proxy solicitation and voting information

The accompanying proxy is solicited by the Board of Directors of Aluminum Company of America (Alcoa or the company) for use at the annual meeting of shareholders on Friday, May 9, 1997. Proxies will be voted if properly signed, received by the secretary of the company prior to the close of voting at the meeting and not revoked.

  Holders of record of Alcoa common stock at the close of business on February 10, 1997 will be entitled to vote at the meeting. On that date 173,106,093 shares of common stock were outstanding. Shareholders are entitled to one vote per share on each matter properly brought before the meeting.

  Under Pennsylvania law and the company's Articles, a quorum is required to conduct business at the annual meeting. A quorum is the presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting.
Abstentions, votes withheld from director nominees and broker non-votes are counted to determine a quorum. If a quorum is present, the candidate or candidates receiving the highest number of votes will be elected directors, and any other matter being voted on at the meeting will be approved if a majority of the votes cast by shareholders is voted in favor of such matter. Abstentions, broker non-votes and failures to vote are disregarded in tabulating voting results.

  Proxies representing shares of common stock held of record also will represent full and fractional shares held under the company's Dividend Reinvestment and Stock Purchase Plan and full shares held under Alcoa's employee savings plans, if the registrations are the same. Separate mailings are made for shares not held under the same registration.

  Employee savings plan shares for which no voting directions are received from participants will be voted by the independent trustee in the same proportion (for, against or abstain) as the shares in all plans for which participant directions are received.

  A shareholder who has returned a proxy may revoke it at any time before it is voted at the meeting by delivering a revised proxy, by voting by ballot at the meeting, or by written notice to the company's secretary withdrawing the proxy. This notice may be mailed to the secretary at the address on the first page of this booklet or may be given to the judge of election at the meeting.

  Proxies, ballots and voting tabulations that identify shareholders will be held confidential, except in a contested proxy solicitation or where necessary to meet legal requirements. Corporate Election Services, Inc., the company's independent proxy tabulator, has been appointed judge of election for the meeting.

  Alcoa pays the cost of soliciting proxies. To assist in the solicitation process, Alcoa hired the firm of Morrow &
Co., Inc., for a fee of $7,000 plus out-of-pocket expenses.
Also, Alcoa directors and officers and other regular employees may solicit proxies by mail, in person, or by telephone or fax. The company will request that banks, brokerage firms and other persons who hold stock in their names for others, or in the name of nominees for others, obtain voting instructions from beneficial owners of the stock. Alcoa will reimburse such persons for their reasonable expenses in obtaining voting instructions.

  Shareholders' comments about any aspect of company business are welcome. Space is provided for this purpose on the proxy card given to registered shareholders. Other shareholders may write to the company in care of the corporate secretary. Although shareholder comments are not answered on an individual basis, they do assist Alcoa management in determining and responding to the needs of shareholders.


Board of Directors

The Alcoa Board of Directors consists of 12 members and is divided into three classes. The terms of office of the three classes of directors end in successive years.

  John P. Diesel, a member of the class of directors whose term of office expires at the 1997 annual meeting, is retiring from the Board and, consequently, is not standing for reelection. Mr. Diesel has served as a director for 17 years. The Board has benefited greatly from his expertise and commitment and will miss his wise counsel and leadership. The Board extends its best wishes for a long and happy retirement to Mr. and Mrs. Diesel.

  The other three members of the 1997 class have been nominated to serve for new three-year terms that will end in 2000. Effective at the May 1997 annual meeting, the Board will be reduced to 11 members.

  The accompanying proxy will be voted for the election of these nominees, unless authority to vote for one or more nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board of Directors or its Executive Committee.

     Nominees to serve for a three-year term expiring 2000

  Kenneth W. Dam
  Max Pam Professor of American and
  Foreign Law, University of Chicago
  Law School

  Mr. Dam, 64, has been a director since 1987. He is Max Pam Professor of American and Foreign Law at the University of Chicago Law School. He served as President and Chief Executive Officer of the United Way of America in 1992, Vice President for Law and External Relations of International Business Machines Corporation from 1985 to 1992, Deputy Secretary of State from 1982 to 1985 and Provost of the University of Chicago from 1980 to 1982. He serves on a number of nonprofit boards, including the Council on Foreign Relations and the Brookings Institution.

  Judith M. Gueron
  President, Manpower Demonstration
  Research Corporation, a nonprofit
  research organization

  Dr. Gueron, 55, has been a director since 1988. She has been President of Manpower Demonstration Research Corporation (MDRC) since 1986. She was Executive Vice President for research and evaluation of MDRC from 1978 to 1986. Before joining MDRC, Dr. Gueron was director of special projects and studies and a consultant at the New York City Human Resources Administration.

  Paul H. O'Neill
  Chairman of the Board and Chief
  Executive Officer of Alcoa

  Mr. O'Neill, 61, has been a director since 1986. He became Chairman of the Board and Chief Executive Officer of Alcoa in June 1987. Before joining Alcoa in 1987, Mr. O'Neill had been an officer of International Paper Company since 1977 and President and a director since 1985. Mr. O'Neill was named Chairman of The RAND Corporation in January 1997. He is also a director of the Gerald R. Ford Foundation, Lucent Technologies Inc., Manpower Demonstration Research Corporation and The RAND Corporation.

           Continuing directors--term expiring 1999

  Joseph T. Gorman
  Chairman and Chief Executive Officer,
  TRW Inc., a global company serving
  the automotive and space and defense
  markets

  Mr. Gorman, 59, became a director in 1991. He has been Chairman and Chief Executive Officer of TRW since December 1988. Mr. Gorman served as Chief Operating Officer of TRW from 1985 until 1988 and as President from 1985 until April 1991. He is also a director of TRW and The Procter & Gamble Company and is a member of the BP America Inc. Advisory Board.

  Sir Ronald Hampel
  Chairman, Imperial Chemical Industries PLC, a diversified chemicals manufacturer

  Sir Ronald, 64, has been a director since January 1995. He has been Chairman of Imperial Chemical Industries PLC since April 1995, and a director since 1985. From 1993 to 1995 he was Deputy Chairman and Chief Executive of Imperial Chemical Industries and served as its Chief Operating Officer from 1991 to 1993. He is a member of the Listed Companies Advisory Committee of the London Stock Exchange and the Nominating Committee of the New York Stock Exchange. He is also a director of British Aerospace PLC.

  John P. Mulroney
  President and Chief Operating
  Officer, Rohm and Haas Company,
  a specialty chemicals manufacturer

  Mr. Mulroney, 61, has been a director since 1987. He has been President and Chief Operating Officer of Rohm and Haas Company since 1986. In 1982 he was elected a director and Group Vice President and Corporate Business Director of that corporation. Mr. Mulroney is also a director of Teradyne, Inc.

  Marina v.N. Whitman
  Professor of Business Administration and
  Public Policy, University of Michigan

  Dr. Whitman, 61, has been a director since 1994. She is Professor of Business Administration and Public Policy, School of Business Administration and the School of Public Policy at the University of Michigan. Dr. Whitman was Vice President and Group Executive, Public Affairs and Marketing Staffs of General Motors Corporation from 1985 to 1992 and Vice President and Chief Economist from 1979 to 1985. She was a member of the President's Council of Economic Advisers from 1972 to 1973. Dr. Whitman is also a director of Browning-Ferris Industries, Inc., The Chase Manhattan Corporation, The Procter & Gamble Company and Unocal Corporation.

           Continuing directors--term expiring 1998


  Sir Arvi Parbo
  Chairman of WMC Limited (formerly
  Western Mining Corporation Holdings
  Limited), an Australian exploration
  and mining company

  Sir Arvi, 71, has been a director since 1980. He has been Chairman of WMC Limited since 1974. He served as Managing Director of that company from 1971 to 1986. He was Chairman of Alcoa of Australia Limited from 1978 to June 1996. Sir Arvi is also a director of Hoechst Australia Limited, Munich Reinsurance Company of Australia Ltd., Sara Lee Corporation and Zurich Australian Insurance Group.

  Henry B. Schacht
  Chairman and Chief Executive Officer,
  Lucent Technologies Inc., a communications systems and technology company

  Mr. Schacht, 62, has been a director since 1994. He was named Chairman and Chief Executive Officer of Lucent Technologies in February 1996. Mr. Schacht was Chairman from 1977 to 1995 and Chief Executive Officer from 1973 to 1994 of Cummins Engine Company, Inc., a leading manufacturer of diesel engines. He served as Chairman of the Executive Committee of the Board of Directors of Cummins in 1995. Mr. Schacht is also a director of Cummins Engine Company, Inc., The Chase Manhattan Corporation and The Chase Manhattan Bank and Lucent Technologies.

  Forrest N. Shumway
  Former Vice Chairman,
  AlliedSignal Inc., a diversified,
  technologically-based corporation

  Mr. Shumway, 69, has been a director since February 1988 and served previously as a director from 1982 to 1987. He retired as Vice Chairman of the Board and Chairman of the Executive Committee of AlliedSignal Inc. in 1987. Prior to 1985, he had served as Chairman and Chief Executive Officer of The Signal Companies, Inc. Mr. Shumway is also a director of American President Companies, Ltd., The Clorox Company and Transamerica Corporation.

  Franklin A. Thomas
  Consultant, TFF Study Group,
  a nonprofit institution focusing on South Africa

     Mr. Thomas, 62, has been a director since 1977. From 1979 until he assumed his current position in 1996, he was President of The Ford Foundation. Mr. Thomas was President and Chief Executive Officer of Bedford Stuyvesant Restoration Corporation from its founding in 1967 until 1977. He is also a director of Citicorp/Citibank, N.A., Cummins Engine Company, Inc., Lucent Technologies Inc. and PepsiCo, Inc.

Meetings and committees of the Board

The Alcoa Board of Directors had seven meetings during 1996. The Board has several standing committees, including the five described below. Attendance by directors at meetings of the Board and of committees on which they served averaged 95%. All directors attended at least 75% of these meetings.

  The Audit Committee, composed of Directors Dam, Gueron, Schacht, Shumway, Thomas (chairman) and Whitman, reviews the performance of the independent accountants and makes recommendations to the Board concerning the selection of independent accountants to audit the company's financial statements. This committee also reviews the audit plans, audit results and findings of the internal auditors and the independent accountants, reviews the environmental audits conducted by the company's environmental staff and monitors compliance with Alcoa business conduct policies. The Audit Committee meets regularly with the company's management, the Director of Internal Audit and independent accountants to discuss the adequacy of internal accounting controls and the financial reporting process and with the company's management to discuss environmental matters. The independent accountants and the Director of Internal Audit have access to the Audit Committee without management's presence. This committee met eight times in 1996.

  The Compensation Committee, composed of Directors Dam, Diesel (chairman), Mulroney, Parbo and Thomas, determines the compensation of all Alcoa officers (including salary and bonus), authorizes or approves any contract for remuneration to be paid after termination of an officer's regular employment and performs specified functions under company compensation plans. The Compensation Committee reviews, but is not required to approve, the participation of officers in the company's other benefit programs for salaried employees. This committee met five times in 1996.

  The Executive Committee, composed of Directors Diesel, O'Neill (chairman) and Thomas, has been granted the authority of the Board in the management of the company's business and affairs. It meets principally when specific action must be taken between Board meetings. This committee did not meet in 1996.

  The Nominating Committee, composed of Directors Diesel, Gorman, Hampel, Mulroney (chairman), Parbo and Thomas, reviews the performance of incumbent directors and the qualifications of nominees proposed for election to the Board and makes recommendations to the Board with regard to nominations for director. This committee considers proposed nominees whose names and information regarding education and experience are submitted in writing by shareholders to the secretary of the company. This committee met once in 1996.

  The Pension and Savings Plan Investment Committee, composed of Directors Gorman, Gueron, Hampel, Shumway (chairman), Thomas and Whitman, reviews and makes recommendations to the Board concerning the investment management of the assets of Alcoa's retirement plans and principal savings plans. This committee met twice in 1996.

Certain relationships and related transactions

Alcoa and its subsidiaries have transactions in the ordinary course of business with many people and organizations, including corporations of which certain nonemployee directors are executive officers. Transactions with any of these corporations did not exceed 5% of Alcoa's or the other corporation's consolidated gross revenues for its last fiscal year. Alcoa does not consider these transactions to be material.


Directors' compensation

The Board revised its compensation structure for nonemployee directors in 1996. All nonemployee directors receive an annual cash retainer of $85,000. No additional fees (such as meeting or committee fees) are paid.

  Directors may elect to defer receipt of some or all cash fees, and they are encouraged to defer the maximum amount that their individual circumstances allow. All deferrals by directors are credited to the Alcoa stock investment option, except that deferred amounts in excess of 50% of the annual retainer fee may be invested in any investment option of the deferred fee plan selected by the director. Deferred accounts are credited with investment results comparable with those of the investment options under Alcoa's principal savings plan for salaried employees. Changes among investment options are permitted once each month, except that no transfers may be made from the Alcoa stock investment option. Deferred accounts are unfunded and are paid out in cash after Board service ends.

Security ownership

The following table shows the beneficial ownership of Alcoa common stock as of January 31, 1997 for each director and the CEO and four other highest paid executive officers, and for all directors and executive officers as a group. The first column shows shares that the officers had the right to acquire within 60 days through the exercise of employee options. The second column includes the number of shares beneficially owned, and the third column lists the number of share equivalent units credited to the individual director's or officer's account under deferred fee or deferred compensation plans. Total beneficial ownership for the group represented approximately 1.5% of the total shares outstanding and deemed outstanding.

                             -8-

---------------------------------------------------------------------------------
                              Exercisable          Shares
                                stock           beneficially      Deferred share
    Name                        options            owned         equivalent units
---------------------------------------------------------------------------------

  Kenneth W. Dam                      0             2,700               903
  John P. Diesel                      0             2,700             2,502
  Joseph T. Gorman                    0             2,219             1,409
  Judith M. Gueron                    0             2,879               903
  Sir Ronald Hampel                   0             1,509                 0
  John P. Mulroney                    0             3,011               895
  Paul H. O'Neill               761,901           196,478             4,151
  Sir Arvi Parbo                      0             3,539             1,771
  Henry B. Schacht                    0             2,514             1,791
  Forrest N. Shumway                  0             9,200                 0
  Franklin A. Thomas                  0             3,080             3,873
  Marina v.N. Whitman                 0             1,900               903
  Alain J. P. Belda             242,593            15,984             1,896
  Richard L. Fischer             95,030            41,956             2,555
  Ronald R. Hoffman             157,560            42,754             1,641
  J. H. M. Hommen               159,714            44,092             2,783

  Directors and executive
    officers as a group       2,008,743           495,077            32,605
--------------------------------------------------------------------------------


  FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, a parent holding company, reported to the Securities and Exchange Commission (SEC) that it and its affiliates (including Fidelity Management & Research Company, an investment adviser; Fidelity Management Trust Company, a bank; Edward C. Johnson 3rd, FMR's chairman; and Abigail P. Johnson, a director of FMR) beneficially owned 13,375,143 shares, or 7.71% of the company's common stock as of December 31, 1996. It reported sole power to dispose of all of these shares and sole voting power over 929,509 shares.

  The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, California 90071, a parent holding company, reported to the SEC that it and its affiliates (including Capital Research and Management Company and other investment management companies) own 14,238,830 shares, or 8.2% of the company's common stock as of December 31, 1996. It reported sole power to dispose of all these shares and sole voting power over 3,774,830 shares. The shares reported include 9,758,000 shares (or 5.6% of the outstanding shares) over which Capital Research and Management Company has sole dispositive power, but disclaims beneficial ownership.

  Wellington Management Company LLP, 75 State Street, Boston, Massachusetts 02109, an investment adviser and parent holding company, reported to the SEC that it beneficially owned 11,329,724 shares, or 6.53% of the company's common stock as of December 31, 1996. It reported shared power to dispose of all of these shares and shared voting power over 2,195,000 shares. The Wellington holdings included shares owned by Wellington Trust Company NA (a bank and wholly owned subsidiary of Wellington) and various investment advisory clients.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

The company believes that all Alcoa directors and officers who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934 filed on a timely basis all reports required to be filed by them during 1996 with respect to their beneficial ownership of Alcoa common stock, except that R. R. Hoffman, an executive officer, was 18 days late in filing a report disclosing one common stock sale transaction.

Performance graph

The following graph illustrates the performance of Alcoa common stock over the most recent five-year period compared with the performance of the S&P 500 Index and a peer-group index, all with dividends reinvested in additional shares on the dates paid. The peer-group index (market capitalization weighted) consists of Alcan Aluminium Limited and Reynolds Metals Company. The peer-group index is being used rather than the S&P Aluminum Industry Index, which includes Alcoa as well as Alcan and Reynolds, because Alcoa's heavy market capitalization weighting would distort a comparison with the full index.


       Comparison of five-year cumulative total return *


              1991     1992     1993     1994     1995      1996

Alcoa       100.00   113.82   112.78   143.68   178.64    220.33

S&P         100.00   107.62   118.46   120.03   165.13    203.05

Peer Group  100.00   117.83   144.29   154.70    94.22     99.23


* Assumes the investment of $100 on December 31, 1991 and the reinvestment of all dividends.


Compensation of executive officers

Compensation Committee report on executive compensation

The company's Compensation Committee determines the compensation of all Alcoa officers. The Committee is composed solely of independent, nonemployee directors. No committee member is a current or former officer or employee, and no member receives any compensation from Alcoa in any capacity other than as a director.

  The company's compensation policy, as developed by the Committee, is to provide compensation and benefit programs from a total compensation perspective which enable Alcoa to hire, retain and motivate high-performing employees worldwide. Total compensation includes salary, annual cash incentives, long-term incentives and employee benefits. Guiding principles include pay for individual and group performance, competitive total compensation compared with leading industrial companies and, particularly for executives, total compensation that is highly leveraged based on business performance -- both financial and nonfinancial.

  The company engages executive compensation consulting firms to provide comparative market compensation data and to assist in analysis and interpretation of comparative practices. The comparison groups surveyed for both total cash compensation and long-term incentives include a cross section of over 20 leading manufacturing companies -- a select sample of well-managed companies with whom Alcoa competes for talent. These companies are among the largest and most highly regarded corporations in a broad range of industries and serve as a proxy for the market at large. Similar approaches are used to compare position size within these companies, which facilitate compensation comparisons.

  Since 1987 the Committee has shifted executive compensation away from higher fixed salaries and toward more at-risk short-term and long-term performance-based incentives. Stock-based incentives are an important element, helping to assure that executives are focused on increasing shareholder value.

Cash compensation -- Targets for annual cash compensation
-----------------
(salary and cash incentives) are set above the median for the comparison group of high-performing industrial companies. Payouts at target provide competitive levels of total cash compensation when predetermined performance measures of excellence are achieved. For senior management, the Committee has moved to more leverage based on performance, with the base salary structure below the median and annual cash incentive targets above the median for the comparison group.

  Annual cash incentive payouts for executive officers are based on the achievement of business plan goals for the year by the company's various business units. At least 50% of the business unit goals are based on financial measurements. Other goals may include nonfinancial measurements such as electrical efficiency per pound of aluminum produced, reduced cycle time, inventory reduction, product quality improvements and safety performance. The Committee believes that if the company focuses on achieving excellence in those areas within its control as measured by the proper nonfinancial indicators, long-term growth in shareholder value will result. Target awards, established as a percentage of base salary, vary by position level. Adjustments to target awards and special award flexibility may be made by the Committee in its discretion to reflect individual performance. To provide further congruency throughout the company, cash incentive programs were revised in 1992 so that similar performance measures apply both to executives and, under the performance pay plan, to most other U.S. employees. The measures for employees in business units are the goals of their individual business unit. For most executive officers, the aggregate performance against these goals for all business units is the measure that determines the payout of their annual cash incentive target. The maximum payout before adjustment for individual performance is 150% of the target award.

Long-term incentives -- Long-term incentives are stock-based,
--------------------
consistent with the Committee's goal of encouraging stock ownership and closely aligning management's interests with those of shareholders.

  Annual long-term awards are granted in the form of stock options. They are designed to provide a competitive award opportunity versus the comparison group of leading industrial companies; stock performance then determines the amount earned. The Committee has established guidelines on the target number of shares to be covered by annual option grants for executive officer and other management positions. The guidelines reflect the Committee's assessment of levels of responsibility of the company's manager and officer positions as well as the relationship to the size of prior grants and comparative award data. Individual annual grants are ordinarily made at the guideline amount.

  The continuation (reload) feature of the stock option program was added in 1989 to provide further incentive for increased stock ownership, not only for senior management but for about 750 other optionees. This feature encourages early exercise of options and retention of the Alcoa shares.

As a condition to obtaining continuation options, one-half of the "appreciation" shares received upon exercise, after any share withholding for taxes, is restricted against sale or pledge during the employee's Alcoa career. These shares may be used for further option exercises, after satisfaction of a minimum holding period. Share ownership by optionees, including executive officers, has increased significantly in the last five years through use of the reload feature.

Deductibility of compensation -- To the extent practicable,
-----------------------------
the company intends to preserve deductibility for federal income tax purposes of compensation paid to executive officers. In this regard, compensation paid as the result of option exercises under the shareholder-approved Long Term Stock Incentive Plan is deductible. A portion of the salary, bonus and other cash and non-cash compensation paid to any one of the named executive officers may not be deductible to the extent exceeding $1 million annually.

Report on 1996 compensation of executive officers including
-----------------------------------------------------------
the named officers --Salary and annual incentive dollar
------------------
targets were increased from 1995, reflecting comparable increases in the comparison survey data. Cash payouts for executive officers under the annual incentive plan based on 1996 performance averaged about 93% of target awards.

  Stock option awards are granted annually. The Committee has established guideline option awards by job grade based on competitive data. The January 1996 stock option grants for executive officers were made, in accordance with the established guidelines, at the full levels for these positions.

  A large number of optionees exercised stock options in 1996. Most of the exercises by executive officers involved the grant of continuation options. Consistent with the intent of this feature, the exercises resulted in a large percentage increase in Alcoa share ownership by executive officers.

Report on 1996 CEO compensation--The chief executive
-------------------------------
officer's compensation is established based on the philosophy and policies stated above for all executive officers. This includes cash compensation (base salary and annual cash incentive payouts) and long-term incentives (stock option awards). The Compensation Committee meets annually without the CEO and evaluates his performance in relation to financial and nonfinancial goals previously established. A consensus is reached and commensurate compensation adjustments are made. This process is reported in full to the entire Board for its consideration and concurrence. This meeting is an executive session of nonemployee directors only.

  More specifically, Mr. O'Neill's base salary in 1996
($750,000) was the same as in 1995. By design, Mr. O'Neill's salary remains below the median for the comparison group.

  In January 1997, Mr. O'Neill was awarded a bonus of $810,000, which was 90% of his target incentive award for 1996. The bonus amount was based in part on aggregate business unit results compared with plan goals and, in part, in recognition by the Committee of Mr. O'Neill's outstanding leadership during 1996.

  Mr. O'Neill's 1996 annual stock option award grant was made at the established guideline number of shares for his position as established by the Committee in November 1995.

Compensation Committee interlocks and insider
---------------------------------------------
participation -- In addition to the five current
-------------
Committee members identified below, during 1996, Henry B.
Schacht served as a member of the Compensation Committee from January until early September. Mr. Schacht is Chairman and Chief Executive Officer of Lucent
Technologies Inc. In October 1996, Paul H. O'Neill was elected a director of Lucent Technologies.

Summary--The Committee believes the company's compensation programs help to maintain Alcoa's leadership position among global industrial companies.

Compensation Committee
    John P. Diesel, Chairman
    Kenneth W. Dam
    John P. Mulroney
    Sir Arvi Parbo
    Franklin A. Thomas


1996 executive compensation

A summary of the compensation for the company's chief executive officer and for the four other executive officers who were the highest paid for the fiscal year ended December
31, 1996 for services to Alcoa and its subsidiaries is shown in the following table.


                                           Summary Compensation Table


                                                                   Long Term
                             Annual Compensation                   Compensation
                             -------------------                   ------------
                                                                   Number of Securities
Name and                                                           Underlying Option      All Other
Principal Position           Year       Salary (1)      Bonus      Grants (2)             Compensation (3)
------------------           ----       ----------      -----      --------------------   ----------------

Paul H. O'Neill              1996         $750,000   $  810,000       693,027               $172,062
Chairman of the Board and    1995          750,000    1,250,000       587,250                174,759
Chief Executive Officer      1994          700,200      750,000       433,042                159,012

Alain J. P. Belda            1996          540,600      525,000       120,304                100,670
Vice Chairman (4)            1995          446,823      600,000        65,000                 90,809
                             1994          413,500      260,000        54,754                113,010

Richard L. Fischer           1996          370,200      325,000       255,657                 69,188
Executive Vice President -   1995          366,900      400,000       275,736                 69,945
Chairman's Counsel           1994          350,400      180,000       197,242                 65,024

Ronald R. Hoffman            1996          370,200      325,000       271,073                 74,642
Executive Vice President -   1995          366,900      400,000       305,686                 72,335
Human Resources and          1994          350,400      180,000       196,810                 69,024
Communications

Jan H. M. Hommen             1996          356,377      325,000       198,717                 62,095
Executive Vice President     1995          316,776      400,000       204,233                 88,036
and Chief Financial Officer  1994          310,800      180,000       118,106                 56,648

(1) The most highly compensated executive officers are those with the highest annual salary and bonus for the last completed fiscal year. In addition to base salary, the salary column in this table includes, when selected by the employee, an extra week's pay in lieu of vacation as permitted under the company's vacation plan for employees with 25 or more years of service.

(2) New option grants made in 1996 totaled 160,000 for Mr. O'Neill, 100,000 for Mr. Belda, and 52,800 each for
Messrs. Fischer, Hoffman and Hommen. All of these options were granted at 100% of the fair market value of Alcoa common stock on the grant date. The other option awards relate to previous years' options grants and the use of the continuation (reload) feature described in the next section. See the Option Grants in Last Fiscal Year table on page 14.

(3) Company matching contributions to 401(k) and excess savings (defined contribution) plans for 1996 were as follows:
Mr. O'Neill, $45,000; Mr. Belda, $31,824; Mr. Fischer, $22,212; Mr. Hoffman, $22,212; and Mr. Hommen, $21,024. The
present value costs of the company's portion of 1996 premiums for split-dollar life insurance, above the term coverage level provided generally to salaried employees, were as follows:
Mr. O'Neill, $127,062; Mr. Belda, $67,946; Mr. Fischer, $46,976; Mr. Hoffman, $52,430; and Mr. Hommen, $41,071. This
column also includes excess health care credits received as cash for Mr. Belda of $900.

(4)   Mr. Belda was elected President and Chief Operating
Officer of Alcoa in January 1997.


Long Term Stock Incentive Plan

This plan provides long-term incentives in the form of options on Alcoa common stock to employees who may influence the long-term performance of Alcoa and its subsidiaries. New stock options are granted annually, currently in the month of January. The option exercise price may not be less than 100% of the fair market value of Alcoa stock on the grant date.

  In 1989, a "reload" or continuation feature was added to the plan for the purpose of encouraging early option exercise and increased share ownership by optionees. This feature permits the optionee to exercise a previously granted option and receive option appreciation as shares, together with a continuation option for a lesser number of shares and having a new option price at current market value. The option expiration date is the same as for the prior grant. The continuation option covers the previous number of option shares less the net "appreciation" shares received after any share withholding for taxes. One-half of the net appreciation shares is restricted against sale or pledge during the employee's Alcoa career. The reload feature has resulted in substantially increased share ownership by Alcoa executive officers and other optionees.

  In 1996, in connection with the exercise of options granted in prior years, Mr. O'Neill received continuation option grants covering 533,027 shares at exercise prices ranging from $62.31 to $63.32 per share. Continuation grants were made to the other named officers as follows: Mr. Belda, 20,304 shares at exercise prices ranging from $60.44 to $63.43 per share; Mr. Fischer, 202,857 shares at exercise prices ranging from $52.52 to $65.07 per share; Mr. Hoffman, 218,273 shares at exercise prices ranging from $51.07 to $65.88 per share; and Mr. Hommen, 145,917 shares at exercise prices ranging from $50.70 to $64.80 per share. These continuation option grants have expiration dates which range from July 1997 to January 2005.

  The following table shows annual options granted by the Compensation Committee in 1996 to the named officers. It also shows continuation (reload) options resulting from the exercise in 1996 of options granted in prior years. The price of Alcoa stock must appreciate in order for optionees to realize any gain. As the stock price increases, all shareholders benefit proportionately.


               Option Grants in Last Fiscal Year
--------------------------------------------------------------------------------------

                 Individual Grants
--------------------------------------------------------------------------------------
                                    % of Total
                   Number of        Options
                   Securities       Granted to   Exercise
                   Underlying       Employees    or Base    Expira-
                   Options          in Fiscal    Price      tion     Grant Date
Name               Granted (1)(2)   Year         ($/Sh)     Date     Present Value (3)
--------------------------------------------------------------------------------------

P. H. O'Neill        160,000          1.84%     $ 50.56     1/11/06    $1,617,629
                     133,045          1.53%       63.19     1/13/05       985,568
                      95,261          1.09%       62.50     1/14/04       695,103
                      92,265          1.06%       62.50     1/15/03       673,242
                      46,131          0.53%       62.31     1/20/02       336,158
                      24,634          0.28%       62.31     1/23/01       179,509
                      25,895*         0.30%       62.42     1/22/00       189,026
                      25,243*         0.29%       63.32     5/04/99       183,673
                      27,490          0.32%       63.19     7/21/98       203,640
                      63,063          0.72%       62.31     6/15/97       459,542

A. J. P. Belda       100,000          1.15%       50.56     1/11/06     1,011,018
                       6,547          0.08%       60.44     1/23/01        44,015
                       7,013*         0.08%       63.43     1/22/00        51,565
                       6,744          0.08%       63.13     5/04/99        49,084

R. L. Fischer         52,800          0.61%       50.56     1/11/06       533,817
                      48,315          0.55%       52.52     1/13/05       282,025
                      44,174          0.51%       61.99     1/13/05       315,461
                      26,900*         0.31%       65.07     1/14/04       204,012
                      26,697*         0.31%       62.36     1/15/03       189,150
                      17,850*         0.20%       62.59     1/20/02       126,930
                       3,603          0.04%       60.94     1/23/01        25,030
                       5,231*         0.06%       62.83     1/23/01        37,343
                       9,220          0.11%       62.94     1/22/00        66,014
                       9,107*         0.10%       61.25     5/04/99        63,319
                       7,966*         0.09%       62.11     7/21/98        56,214
                       3,794*         0.04%       62.39     7/09/97        26,893

R. R. Hoffman         52,800          0.61%       50.56     1/11/06       533,817
                      49,057          0.56%       51.07     1/13/05       277,274
                      46,434          0.53%       56.49     1/13/05       305,879
                      11,656          0.13%       58.88     1/14/04        77,053
                      27,722*         0.32%       61.60     1/14/04       199,699
                       7,032          0.08%       63.13     1/15/03        51,223
                      19,480*         0.22%       62.43     1/15/03       141,275
                      13,127*         0.15%       63.48     1/20/02        96,152
                       8,664*         0.10%       63.00     1/23/01        62,909
                       9,224          0.11%       62.38     1/22/00        66,531
                       6,470*         0.07%       62.00     5/04/99        46,601
                       2,406          0.03%       65.88     5/04/99        18,320
                       1,722          0.02%       65.88     7/21/98        13,112
                       6,161          0.07%       62.38     7/21/98        44,438
                       9,118*         0.10%       62.46     7/09/97        65,851

J. H. M. Hommen       52,800          0.61%       50.56     1/11/06       533,817
                      39,003          0.45%       50.70     1/13/05       218,840
                      36,761          0.42%       56.53     1/13/05       242,334
                      21,521*         0.25%       64.80     1/14/04       161,858
                      17,288*         0.20%       62.45     1/15/03       125,739
                       3,840*         0.04%       64.72     1/15/03        28,919
                       8,447*         0.10%       62.17     1/20/02        61,231
                       4,270*         0.05%       64.73     1/23/01        32,163
                         184          0.00%       64.63     1/22/00         1,371
                       4,345          0.05%       62.31     1/22/00        31,204
                       3,404          0.04%       62.25     5/04/99        24,708
                       2,636          0.03%       64.75     7/21/98        19,811
                         426          0.00%       62.25     7/21/98         3,092
                       3,792          0.04%       64.75     7/09/97        28,499

---------------------------------------------------------------------------------

                             -14-

(1) Annual options (the first grant listed for each named officer) become exercisable one year after date of grant. All other grants are reload options, which become exercisable after six months. For all options, optionees may use shares they own to pay the exercise price and may have shares withheld for payment of required taxes.

(2) Data on continuation (reload) options reflect consolidation of certain individual grants into groupings
(marked by an *) based on common expiration date and a spread of grant prices not exceeding 3% of the lowest price for that option grouping. Individual continuation grants totaled 11 for Mr. O'Neill, 4 for Mr. Belda, 20 for Mr.
Fischer, 23 for Mr. Hoffman and 19 for Mr. Hommen.

(3) In accordance with SEC rules, the Black Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The company's use of this model should not be construed as an endorsement of the accuracy of this model at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Value: volatility
- 25%; average risk-free rate of return - 5.7%; dividend yield
- 2.2%; expected life - annual grants - 3 years, continuation grants - 1 year. The real value of the options in this table depends upon the actual performance of Alcoa stock during the applicable period and upon when the options are exercised.



        Aggregated Option Exercises in Last Fiscal Year
               and Fiscal Year-End Option Values
---------------------------------------------------------------------------------------------------------

                                                Number of Securities          Value of Unexercised
                                                Underlying Unexercised        In-the-Money Options
                                                Options at Fiscal Year-End    at Fiscal Year-End
----------------------------------------------------------------------------------------------------------
                 Shares
                 Acquired on     Value
Name             Exercise (1)    Realized (2)   Exercisable   Unexercisable   Exercisable   Unexercisable
----------------------------------------------------------------------------------------------------------

P. H. O'Neill      587,250        $6,113,630       68,874        693,027       $4,356,281    $2,697,514
A. J. P. Belda      25,754           610,588      143,336        120,304        3,674,376     1,346,924
R. L. Fischer      218,901         1,720,017       50,856        158,160          144,089       857,228
R. R. Hoffman      234,074         1,678,898       99,753        110,607          120,970     1,058,113
J. H. M. Hommen    158,040         1,297,586       70,153         89,561           47,784       961,542
----------------------------------------------------------------------------------------------------------

(1) The net number of shares issued to these five officers was 103,641. The table shows the gross shares underlying option exercises, as required by SEC rules.
However, most of the shares were not issued, since in essentially all exercises by these officers, shares were used to pay the exercise price and shares were withheld for taxes.

(2) Values were realized in shares and are shown before reduction for payment of applicable withholding taxes.
Most of the shares received after taxes (all for Mr. O'Neill) still are owned by the officers.


Pension plans

The company's pension plans cover a majority of its salaried employees on a noncontributory basis. The plans, which include both tax-qualified plans and non tax-qualified excess plans, provide the following annual benefits at executive remuneration levels.


                      Pension Plan Table
------------------------------------------------------------------------------

                                    Years of Service
------------------------------------------------------------------------------
Remuneration       15         20         25         30         35         40
------------------------------------------------------------------------------
$  100,000     $ 20,930   $ 27,900   $ 34,880   $ 41,850   $ 49,220   $ 57,370
   300,000       57,170     76,220     95,280    114,330    129,020    144,490
   500,000       94,650    126,200    157,750    189,300    213,550    238,570
   700,000      131,500    175,330    219,170    263,000    296,630    331,050
   900,000      168,600    224,800    281,000    337,200    380,300    424,170
 1,100,000      203,540    271,380    339,240    407,070    459,070    511,850
 1,300,000      241,150    321,530    401,920    482,300    543,880    606,250
 1,500,000      274,680    366,240    457,800    549,360    619,500    690,410
------------------------------------------------------------------------------


  The amount of pension is based upon the employee's average compensation for the highest five years in the last ten years of service. For the executive level, covered compensation includes base salary and 50% of annual cash bonus. Data shown in the table reflect salary at target plus bonus at target. Payments are made as a straight life annuity, reduced by 5% where a surviving spouse pension is taken. The table shows benefits at age 65, before applicable reductions for surviving spouse coverage. At March 1, 1997, pension service for the named officers was as follows: Mr. Belda, 28 years; Mr. Fischer, 31 years; Mr. Hoffman, 42 years; Mr. Hommen, 26 years; and Mr. O'Neill, 22 years, reflecting an employment contract that provides somewhat more than double credit for his years with the company, with the resulting pension offset by pension payments from his previous employer.


Proposal to approve an amendment to the Long Term Stock
Incentive Plan

The Long Term Stock Incentive Plan (formerly the Employees' Stock Option Plan) has been in effect since 1965, and was last approved by shareholders in 1995. The Plan is designed to provide long-term incentives based on Alcoa common stock to key employees who may contribute to the company's continued growth and profitability. These incentives encourage participating employees to manage the company's business to promote its long-term growth and success, as measured by Alcoa's stock price, and thus create an identity of interest with Alcoa's shareholders.

Recent Plan Changes

In January and February 1997, Alcoa's Board of Directors, through its Compensation Committee, adopted amendments to the Plan. The principal amendment provides additional shares for the ongoing operation of the Plan. This amendment will become effective only if approved by shareholders. The additional shares will be used for new annual stock option awards and for awards of reload or continuation options under the Plan.

  In recent years, optionees have been encouraged to exercise their options and acquire Alcoa common stock through the use of the reload feature of the Plan (see "Reload Options" below). In order to assure continued compliance with applicable external requirements, the Plan's administrative rules for reload options were clarified and restated by the committee in January 1997. The purpose of the committee's action is to preserve the incentives of the reload program for optionees without any appreciable increase in cost to the company or shareholders.

  Specifically, the Compensation Committee decided to permit optionees to use cash or already-owned shares to pay the purchase price of original grant options where the reload feature was being elected. This action is designed to further encourage optionees, particularly new participants in the program, to use the reload feature to increase share ownership. As a result, however, the number of shares used for purposes of the Plan is expected to increase, although the benefits realized by individual participants will be no greater than those previously available to optionees electing reload grants.

  Shares available for future grants under the Plan at January 1, 1997 were less than the number required to operate the Plan for a full year. Therefore, the Board approved an amendment authorizing an additional 8.6 million shares for use in the Plan (approximately 4.9% of all shares currently outstanding) and recommends that shareholders approve this additional authorization.

  Two other amendments to the Plan also were made in 1997. These changes (1) permit new options to be transferred to immediate family members or trusts for their benefit (see "Transferability" below); and (2) eliminate the Plan's performance share feature, which has not been used since 1992. Implementation of these two changes is not dependent upon shareholder approval under the Plan.

  The major features of the Plan, as amended, are summarized below.

Plan description

Purpose--The purposes of the Plan are to motivate key employees, to permit them to share in Alcoa's long-term growth and financial success by giving them an increased incentive to promote its well-being, and to link the interest of key employees to the long-term interests of Alcoa's shareholders.

Administration--The Plan is administered by a committee of directors appointed by Alcoa's Board. Committee members must not have been eligible to participate in the Plan for at least 12 months. No committee member is a current or former officer or employee, and no member receives any compensation from Alcoa in any capacity other than as a director. The Plan permits the committee to delegate certain authority to senior officers in limited instances.

Term--The Plan has no fixed expiration date; however, no new awards may be granted under the Plan after January 1, 2002.

Types of Awards--Awards under the Plan are in the form of stock option grants. Stock option awards entitle an optionee to purchase shares of the company's common stock at a fixed price during the option term.

Participation--Participation in the Plan is limited to employees who play a key role in the management, operation, growth or protection of a part or all of the business of the company and who are selected from time to time by the committee. Approximately 1,100 current and former employees hold stock options.

1997 Awards--In January 1997, the committee awarded stock options to 824 employees. If shareholders do not approve the amendment to the Plan, those options will be null and void. The January 1997 options covered 3,321,750 shares at an exercise price of $70.75 per share. Awards to the named executive officers were as follows: Mr. O'Neill, 175,000 shares; Mr. Belda, 125,000 shares; Mr. Fischer, 65,000 shares; Mr. Hoffman, 60,000 shares; and Mr. Hommen, 52,800 shares; and all executive officers as a group (13 individuals), 722,000 shares. Employees other than executive officers were awarded options for a total of 2,599,750 shares. Nonemployee directors are not eligible to participate in this plan.

Limitation on Awards--The Plan was amended in 1995 to provide a limit of one million shares that may be granted as stock options in a calendar year to any individual optionee.

Option Price--The option price is determined under a formula set by the committee. This price cannot be less than 100% of the fair market value of Alcoa stock on the grant date, except for earnout options delivered upon earning of performance shares. The performance share feature is no longer in effect and no new earnout options are granted under the Plan. The Plan also permits the committee to use 100% of an average market value, as determined by the committee, over a period of up to 10 business days instead of the value on the grant date.

Duration of Options--The option period is limited to 10 years, except for outstanding earnout options which expire five years after the end of the optionee's Alcoa career. If the optionee dies during employment or retires, existing options must be exercised within five years. Shorter periods, generally three months, apply following most other terminations of employment. The Plan authorizes the committee to establish other rules regarding the treatment of options upon termination of employment by reason of death, disability, retirement or other approved reason. The committee may shorten the period of any option if the optionee takes any action which is not in Alcoa's best interests.

Transferability--Effective with option grants beginning
January 1997, options may be transferred to immediate family members or trusts for their benefit. No other transfers are permitted. This feature, if elected, will afford optionees an estate-planning opportunity. There is no appreciable additional cost to the company for this feature.

Exercise--The option price must be paid in full upon exercise.
The optionee may pay the price in cash, by surrendering shares of Alcoa common stock that were owned for a certain minimum period and whose value equals the option price, or by a combination of cash and shares.

Reload Options--Reload options are designed to increase ownership of Alcoa shares by encouraging early exercise of options and retention of the shares. An employee exercising an option may elect reload treatment if the spread is at least $2.50 per share and if the exercise price is paid using already-owned shares or, where original grant options are being exercised, using shares or cash. With a reload election, a new option is granted at the market price at the time of exercise and with the same expiration date as the option being exercised. The reload option covers the number of shares exercised less the net number of "profit" shares delivered to the optionee after withholding for taxes. Half of the profit shares are restricted--they are not transferable for the optionee's remaining career with Alcoa. A reload stock option may not be exercised for six months. Under a separate dividend equivalent compensation plan, the Board may authorize payment of a dividend equivalent on a portion of the exercisable options held by active employees under a formula approved by the committee.

Employment Obligation--The optionee must agree to remain in employment for at least one year, or until retirement at least six months after the granting of the option. An option is not exercisable unless this obligation is met. This obligation does not apply to reload options.

Plan Amendments--The Board may amend, modify, suspend or terminate the Plan but no such action (1) shall impair, without the optionee's consent, any outstanding option or
(2) shall be taken without shareholder approval under certain circumstances. Under the Plan, shareholder approval is required for any action that would materially increase the benefits accruing to participants, materially increase the maximum number of shares that may be issued under the Plan, or materially modify the Plan's eligibility requirements.

Shares Available--On January 1, 1997, there were 14,689,877 shares of Alcoa common stock reserved for issuance under the Plan. Options granted in 1996 and in prior years covered 10,033,942 of those shares. Thus, 4,655,935 shares were then available for the future granting of stock option awards. In addition, except as otherwise specified by the committee, shares used upon option exercise to pay required withholding taxes and/or shares delivered in payment of the option exercise price also will be available for issuance under the Plan. Future grants under the Plan also may cover shares that cease to be covered by awards by reason of total or partial expiration, termination or voluntary surrender of an option or failure to earn an award. The Plan also provides for adjustment of awards and the share reserve in the event of stock splits and other changes in stock.

  The amendment adds 8.6 million shares to the shares of company common stock that may be issued under the Plan. This is approximately 4.9% of the outstanding shares of company stock.

Recent Share Price--On February 10, 1997 (the record date for the annual meeting), the closing market price for Alcoa common stock was $66.625 per share.

Tax Consequences--The grant of a stock option under the Plan has no U.S. federal income tax consequences for the optionee or the company. Upon exercise of a stock option, the company is entitled to a tax deduction and the optionee realizes ordinary income. The amount of such deduction and income is equal to the difference between the option price and the fair market value of the shares on the date of exercise. The committee may permit the use of Alcoa shares to pay the required withholding taxes.

Vote required for approval

For this amendment to be approved, a majority of the votes cast by shareholders must be voted for approval.

  The Alcoa Board of Directors recommends that shareholders vote FOR approval of this amendment to the company's Long Term
Stock Incentive Plan (Item 2 on the proxy card).


Other information

Relationship with independent accountants

Coopers & Lybrand L.L.P. has been the independent accounting firm auditing the financial statements of Alcoa and most of its subsidiaries since 1950. In accordance with standing policy, the Coopers & Lybrand personnel who work on the audit are changed periodically.

  In connection with the audit function, Coopers & Lybrand in 1996 reviewed the company's periodic filings with the Securities and Exchange Commission, prepared or reviewed special financial or audit reports to lenders and others, including governmental agencies, and evaluated the effects of various technical accounting issues. Coopers & Lybrand also conducted audits and due diligence reviews in connection with several acquisitions made by the company.

  In addition, Coopers & Lybrand provides other professional services to the company and its subsidiaries. A substantial portion of these other services involves assistance in tax planning and preparation of tax returns for expatriate employees, executives and various foreign locations, and consultation on accounting, information systems and cost reduction opportunities.

  The Audit Committee of Alcoa's Board reviews summaries of the actual services, both audit and non-audit, rendered by Coopers & Lybrand and the related fees.

  Upon recommendation of the Audit Committee, the Board has reappointed Coopers & Lybrand to audit the 1997 financial statements. As in past years, representatives of Coopers & Lybrand will be present at the annual meeting of shareholders. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

1998 meeting--shareholder proposals

Alcoa's 1998 annual meeting of shareholders will be on May 8, 1998. To enable the Board to adequately analyze and respond to shareholder proposals, any shareholder proposal to be presented at that meeting must be received by the secretary of the company by November 18, 1997 to be timely received for inclusion in Alcoa's proxy statement for that meeting.

Other matters

The Board of Directors does not know of any other matters that are to be presented for action at the May 9, 1997 meeting. Should any other matter come before the meeting, the accompanying proxy will be voted with respect to the matter in accordance with the best judgment of the persons voting the proxy.

Alcoa's Vision
Alcoa is a growing worldwide company dedicated to excellence through quality-creating value for customers, employees and shareholders through innovation, technology, and operational expertise.

  Alcoa will be the best aluminum company in the world, and a leader in other businesses in which we choose to compete.

Alcoa's Values
Integrity
Alcoa's foundation is the integrity of its people. We will be honest and responsible in dealing with customers, suppliers, coworkers, shareholders, and the communities where we have an impact.

Environment, Health and Safety
We will work safely in a manner that promotes the health and well-being of the individual and the environment.

Quality and Excellence
We will provide products and services that meet or exceed the needs of our customers. We will relentlessly pursue continuous improvement and innovation in everything we do to create significant competitive advantage compared to world standards.

People
People are the key to Alcoa's success. Every Alcoan will have equal opportunity in an environment that fosters communication and involvement while providing reward and recognition for team and individual achievement.

Profitability
We are dedicated to earning a return on assets that will enable growth and enhance shareholder value.

Accountability
We are accountable-individually and in teams-for our actions and results.

Alcoa
425 Sixth Avenue
Pittsburgh, Pennsylvania  15219-1850


                                        Graphics Appendix List


Page Where
Graphic Appears     Description of Graphic or Cross-Reference

page 5              Photograph of Kenneth W. Dam, Nominee for
                    Director
page 5              Photograph of Judith M. Gueron, Nominee
                    for Director
page 5              Photograph of Paul H. O'Neill, Nominee for
                    Director
page 6              Photograph of Joseph T. Gorman, Continuing
                    Director
page 6              Photograph of Sir Ronald Hampel,
                    Continuing Director
page 6              Photograph of John P. Mulroney, Continuing
                    Director
page 6              Photograph of Marina v.N. Whitman,
                    Continuing Director
page 7              Photograph of Sir Arvi Parbo, Continuing
                    Director
page 7              Photograph of Henry B. Schacht, Continuing
                    Director
page 7              Photograph of Forrest N. Shumway,
                    Continuing Director
page 7              Photograph of Franklin A. Thomas,
                    Continuing Director
page 9 Comparison of five-year cumulative total return

                            APPENDIX
                            --------
                 LONG TERM STOCK INCENTIVE PLAN

                               OF

                   ALUMINUM COMPANY OF AMERICA
              (Revised, Effective January 1, 1997)




                            ARTICLE I
                           DEFINITIONS

The following words as used herein shall have the following meanings unless the context otherwise requires.

PLAN means the Long Term Stock Incentive Plan of Aluminum Company of America, as amended from time to time, which is a continuation of the Employees' Stock Option Plan.

COMPANY means Aluminum Company of America.

SUBSIDIARY means any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in such other corporation, and any corporation, partnership, joint venture or other business entity as to which the company possesses a direct or indirect ownership interest where either (a) such interest equals 50% or more or (b) the Company directly or indirectly has power to exercise management control.

BOARD means the Board of Directors of the Company and includes any duly authorized Committee when acting in lieu thereof.

EMPLOYEE means any employee of the Company or a Subsidiary.

AWARD means any stock option award granted or delivered under the Plan.

OPTIONEE means any person who has been granted a stock option under the Plan.

COMMITTEE means the Committee established under Section 1 of
Article V to administer the Plan.

COMPANY STOCK means common stock of the Company and such other stock and securities, described in Section 2 of Article IV, as shall be substituted therefor.

FAIR MARKET VALUE means, with respect to Company Stock, (1) the mean of the high and low sales prices of such stock (a) as reported on the composite tape (or other appropriate reporting vehicle as determined by the Committee) for a specified date or, if no such report of such price shall be available for such date, as reported for the New York Stock Exchange for such date or (b) if the New York Stock Exchange is closed on such date, the mean of the high and low sales prices of such stock as reported in accordance with (a) above for the next preceding day on which such stock was traded on the New York Stock Exchange, or (2) at the option of and as determined by the Committee, the average of the mean of the high and low sales prices of such stock as reported in accordance with (1) above for a period of up to ten consecutive business days.

OPTION PERIOD means the period of time provided pursuant to
Section 4 of Article III within which a stock option may be exercised, without regard to the limitations on exercise imposed pursuant to Section 5 of Article III.


                           ARTICLE II
                          PARTICIPATION

SECTION 1. Purpose. The purposes of the Plan are to motivate key employees, to permit them to share in the long-term growth and financial success of the Company and its Subsidiaries while giving them an increased incentive to promote the well-being of those companies, and to link the interests of key employees to the long-term interests of the Company's shareholders.

SECTION 2. Eligibility. Employees who, in the sole opinion of the Committee, play a key role in the management, operation, growth or protection of some part or all of the business of the Company and its Subsidiaries (including officers and employees who are members of the Board) shall be eligible to be granted Awards under the Plan. The Committee shall select from time to time the Employees to whom Awards shall be granted. No Employee shall have any right whatsoever to receive any Award unless selected therefor by the Committee.

SECTION 3. Limitation on Optioned Shares. In no event may any stock option be granted to any Employee who owns stock possessing more than five percent of the total combined voting power or value of all classes of stock of the Company. The maximum number of shares subject to options awarded to any one individual in any calendar year may not exceed one million shares.

SECTION 4. No Employment Rights. The Plan shall not be construed as conferring any rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or any Subsidiary to terminate the employment of any person and/or take any personnel action affecting such person without regard to the effect which such action might have upon such person as an Optionee or prospective
Optionee.


                           ARTICLE III
                        TERMS OF OPTIONS

SECTION 1. General. The Committee from time to time shall select the Employees to whom stock options shall be granted, the type of stock options and the number of shares of Company Stock to be included in each such option. Each option granted under the Plan shall be subject to the terms and conditions required by this Article III, and such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case.

SECTION 2. Option Price. The price at which each share of Company Stock covered by an option may be purchased shall be determined by the Committee. In no event shall such price be less than one hundred percent of the Fair Market Value of Company Stock either on the date the option is granted or over a period of up to ten business days as specified by the Committee. The option price of each share purchased pursuant to an option shall be paid in full at the time of such purchase. The purchase price of an option shall be paid in cash, provided however that, to the extent permitted by and subject to any limitations contained in any stock option agreement or in rules adopted by the Committee, such option purchase price may be paid by the delivery to the Company of shares of Company Stock having an aggregate Fair Market Value on the date of exercise which, together with any cash payment by the Optionee, equals or exceeds such option purchase price. The Committee shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required. The foregoing provisions relating to the delivery of Company Stock in lieu of payment of cash upon exercise of an option apply to all outstanding options.

SECTION 3. Types of Options. The Committee shall have the authority, in its sole discretion, to grant to Employees from time to time non-qualified stock options and such other types of options as are permitted by law or the provisions of the Plan.

SECTION 4. Period for Exercise. The Committee shall determine the period or periods of time within which the option may be exercised by the Optionee, in whole or in part, provided that the Option Period shall not exceed ten years from the date the option is granted.

SECTION 5.  Special Limitations.  Notwithstanding the Option
Period provided in Section 4 of this Article III, a stock option
(other than a reload stock option) shall not be exercisable until one year after the date the option is granted.

SECTION 6.  Termination of Employment.

     (a)  Subject to the provisions of Section 4 and 5 of this
Article III, the Committee shall specify in administrative rules or otherwise, the rules that shall apply to stock options with respect to the exercise of any stock options upon termination of the Optionee's employment.

     (b) Following the Optionee's death, the option may be exercised by the Optionee's legal representative or representatives, or by the person or persons entitled to do so under the Optionee's last will and testament, or, if the Optionee shall fail to make testamentary disposition of the option or shall die intestate, by the person or persons entitled to receive said option under the intestate laws.

     (c) The Committee in its sole discretion may shorten the period of exercise of any such stock option in the event that the Optionee takes any action which in the judgment of the Committee is not in the best interests of the Company and its Subsidiaries.

SECTION 7. Transferability; Beneficiaries; Etc. Each stock option shall be nontransferable by the Optionee except by last will and testament or the laws of descent and distribution and is exercisable during the Optionee's lifetime only by the Optionee or a legal representative. Notwithstanding the foregoing and the preceding Section 6, at the discretion of the Committee,
  (a) some or all Optionees may be permitted to transfer some or all of their options to one or more immediate family members, and/or
  (b) some or all Optionees may be permitted to designate one or more beneficiaries to receive some or all of their Awards and stock appreciation rights in the event of death prior to exercise thereof, in which event a permitted benefi-ciary or beneficiaries shall then have the right to exer-cise or receive payment for each affected Award or stock appreciation right in accordance with its other terms and conditions.

SECTION 8. Employment Obligation. In consideration for the granting of each stock option, except options delivered under
Section 11 of this Article III, the Optionee shall agree to remain in the employment of the Company or one or more of its Subsidiaries, at the pleasure of the Company or such Subsidiary, for a continuous period of at least one year after the date of grant of such stock option or until retirement, on a date which is at least six months after the date of such grant, under any retirement plan of the Company or a Subsidiary, whichever may be earlier, at the salary rate in effect on the grant date or at such changed rate as may be fixed from time to time by the Company or such Subsidiary. At the discretion of the Committee, this obligation may be deemed to have been fulfilled under specified circumstances, such as if the Optionee enters government service.

SECTION 9. Date Option Granted. For the purposes of the Plan, a stock option shall be considered as having been granted on the date on which the Committee authorized the grant of such stock option, except where the Committee has designated a later date, in which event such designated date shall constitute the date of grant of such stock option, provided, however, that in either case notice of the grant of the option shall be given to the Employee within a reasonable time.

SECTION 10. Alternative Settlement Methods. Where local law may interfere with the normal exercise of an option, the Committee in its discretion may approve stock appreciation rights or other alternative methods of settlement for stock options.

SECTION 11. Reload Stock Options. The Committee shall have the authority to specify, either at the time of grant of a stock option or at a later date, that upon exercise of all or a portion of that stock option (except an option referred to in the next section, Section 12) a reload stock option shall be granted under specified conditions. A reload stock option may entitle the Optionee to purchase shares (i) which are covered by the exercised option or portion thereof at the time of exercise of such option or portion but are not issued upon such exercise, or
(ii) whose value (on the date of grant) equals the purchase price of the exercised option or portion thereof and any related tax withholdings. The exercise price of the reload stock option shall be the Fair Market Value at the time of grant, determined in accordance with Section 2 of this Article III. The duration of a reload stock option shall not extend beyond the expiration date of the option it replaces. The specific terms and conditions applicable for reload stock options shall be determined by the Committee and shall be set forth in rules adopted by the Committee and/or in agreements or other documentation evidencing reload stock options.

SECTION 12. Dividend Equivalents. Stock options delivered in payment of contingent awards of performance shares (effective January 1993, these types of awards are no longer granted) may provide the Optionee with dividend equivalents payable in cash, shares, additional discount options or other consideration prior to exercise.


                           ARTICLE IV
                          COMPANY STOCK

SECTION 1. Number of Shares. The shares of Company Stock that may be issued under the Plan, out of authorized but heretofore unissued Company Stock, or out of Company Stock held as treasury stock, or partly out of each, shall not exceed 8.6 million shares plus an additional number of share equal to the number of shares which at January 1, 1997 were reserved for issuance under the Plan as then in effect. Except as otherwise determined by the Committee, the number of shares of Company Stock so reserved shall be reduced by the number of shares issued upon an Option exercise, less (i) the shares, if any, used to pay withholding taxes and/or (ii) the shares, if any, delivered by the Optionee in full or partial payment of the option purchase price. Unless the Committee otherwise determines, shares not purchased under any option granted under the Plan which are no longer available for purchase thereunder by virtue of the total or partial expiration, termination or voluntary surrender of the option and which were not issued upon exercise of a related stock appreciation right and shares referred to in clauses (i) or (ii) of the preceding sentence shall continue to be otherwise available for the purposes of the Plan. Payments for Awards in cash shall reduce the number of shares available for issuance by such number of shares as has a Fair Market Value at the time of such payment equal to such cash.

SECTION 2.  Adjustments in Stock.

     (a) Stock Dividends. If a dividend shall be declared upon Company Stock payable in shares of said stock, (i) the number of shares of Company Stock subject to outstanding Awards and (ii) the number of shares reserved for issuance pursuant to the Plan shall be adjusted by adding to each such share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend.

     (b) Reorganization, Etc. In the event that the outstanding shares of Company Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, or otherwise, then there shall be substituted for each share of Company Stock subject to outstanding Awards and for each share of Company Stock reserved for issuance pursuant to the Plan, the number and kind of shares of stock or other securities which would have been substituted therefor if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such substituted stock or other securities.

     (c) Other Changes in Stock. In the event there shall be any change, other than as specified in subsections (a) and (b) of this Section 2, in the number or kind of outstanding shares of Company Stock or of any stock or other securities into which such Company Stock shall be changed or for which it shall have been exchanged, then and if the Committee shall at its discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan, such adjustments shall be made by the Committee and shall be effective and binding for all purposes of the Plan and each outstanding stock option and other Award.

     (d) General Adjustment Rules. No adjustment or substitution provided for in this Section 2 shall require the Company to sell or deliver a fractional share under any stock option or other Award and the total substitution or adjustment with respect to each Award shall be handled in the discretion of the Committee either by deleting any fractional shares or by appropriate rounding up to the next whole share. In the case of any such substitution or adjustment, the option price per share for each stock option shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of stock or other securities into which the stock subject to the option may have been changed.


                            ARTICLE V
                         GENERAL MATTERS

SECTION 1. Administration. The Plan shall be administered by a Committee of not less than three Directors appointed by the Board, none of whom shall have been eligible to receive an Award under the Plan within the twelve months preceding their appointment.

SECTION 2. Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to determine the Employees to whom Awards shall be granted, the type of Awards to be granted, the number of shares to be included in each Award, and the other terms and conditions of the Awards. Nothing contained in this Plan shall be construed to give any Employee the right to be granted an Award or, if granted, to any terms and conditions therein except such as may be authorized by the Committee. The Committee is empowered, in its discretion, to
(i) modify, amend, extend or renew any Award theretofore granted, subject to the limitations set forth in Article III and with the proviso that no modification or amendment shall impair without the Optionees' consent any option theretofore granted under the Plan, (ii) adopt such rules and regulations and take such other action as it shall deem necessary or proper for the administration of the Plan and (iii) delegate any or all of its authority (including the authority to select eligible employees and to grant stock options) to one or more senior officers of the Company, except with respect to Awards for officers or any performance share awards, and except in the event that any such delegation would cause this Plan not to comply with Securities and Exchange Commission Rule 16b-3 (or any successor rule). The Committee shall have full power and authority to construe, interpret and administer the Plan, and the decisions of the Committee shall be final and binding upon all parties.

SECTION 3. Withholding. The Company or any Subsidiary shall have the right to deduct from all amounts paid in cash under this Plan any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Company Stock, at the Committee's discretion, (a) the Optionee may be required to pay over the amount of any withholding taxes, (b) the Optionee may be permitted to deliver to the Company the number of shares of Company Stock whose Fair Market Value is equal to or less than the withholding taxes due or (c) the Company may retain the number of shares calculated under (b) above.

SECTION 4. Nonalienation. No Award shall be assignable or transferable, except by will or the laws of descent and distribution, and except that in its discretion the Committee may authorize exercise by or payment to a beneficiary designated by an Optionee. No right or interest of any Optionee in any Award shall be subject to any lien, obligation or liability.

SECTION 5. General Restriction. Each Award shall be subject to the requirement that if at any time the Board or the Committee shall determine in its discretion that the listing, registration or qualification of shares upon any securities exchange or under any state or Federal law, rule, regulation or decision, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue, purchase or delivery of shares or payment thereunder, such Award may not be exercised in whole or in part and no payment therefor shall be delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Committee.

SECTION 6. Effective Date and Duration of Plan. The Plan initially became effective May 1, 1965. The Plan as amended herein shall become effective January 1, 1997. No Awards shall be granted under the Plan after January 1, 2002 although shares thereafter may be delivered in payment of Awards granted prior thereto.

SECTION 7. Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan, provided, however, that no such action shall (a) impair without an Optionee's consent any option theretofore granted under the Plan or deprive any Awardee of any shares of Company Stock which that person may have acquired through or as a result of the Plan or (b) be made without the approval of the shareholders of the Company where such change would materially increase the benefits accruing to Optionees, materially increase the maximum number of shares which may be issued under the Plan or materially modify the Plan's eligibility requirements.

SECTION 8. Construction. The Plan shall be interpreted and administered under the laws of the Commonwealth of Pennsylvania without application of its rules on conflict of laws.

                           ARTICLE VI
                [DELETED, Effective January 1997]


To Fellow Alcoa Shareholders:

Your 1997 Alcoa proxy card is attached below. Please read both sides of the card, and vote, sign and date it. Then detach and return it promptly using the enclosed envelope. We urge you to vote your shares.

You are invited to attend the annual meeting of shareholders on Friday, May 9, at 9:30 a.m. in the William Penn Ballroom of the Westin William Penn Hotel in Pittsburgh, Pennsylvania.

If you plan to attend the meeting, please check the
appropriate box on the proxy card.   Then detach and retain
the admission ticket which is required to attend the meeting.

Thank you in advance for voting.



Barbara Jeremiah
Secretary



Shareholder comments about any aspect of company business are welcome. Although such comments are not answered on an individual basis, they do assist Alcoa management in determining and responding to the needs of shareholders.







   (IF YOU HAVE COMMENTS, PLEASE DETACH AND RETURN WITH YOUR
             PROXY CARD IN THE ENCLOSED ENVELOPE)
Alcoa
425 Sixth Avenue
Pittsburgh, PA  15219-1850

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS

The undersigned shareholder hereby authorizes Earnest J.
Edwards, Robert G. Wennemer and John M. Wilson, or any one or more of them, with power of substitution to each, to represent the undersigned at the annual meeting of shareholders of Aluminum Company of America scheduled for Friday, May 9, 1997, and any adjournment of the meeting, and to vote the shares of stock which the undersigned would be entitled to vote if attending the meeting, upon the matters referred to on the reverse side of this card and in accordance with the best judgment of such persons upon other matters as may properly come before the meeting or any adjournment of the meeting.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following manners: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock
Purchase Plan and in Alcoa's employee savings plan.

If you plan to attend the annual meeting, please check the box below.

/  / I will attend the annual meeting


                              (continued on the other side)

(continued from the other side)

         (DETACH AND RETURN IN THE ENCLOSED ENVELOPE)
PROXY


Please specify your choices by clearly marking the appropriate boxes. Unless specified, this proxy will be voted
FOR all listed nominees in item 1, and FOR the proposal in
item 2.


1.  Election of Directors for a three-year term.
     Nominees are: Kenneth W. Dam, Judith M. Gueron, Paul
H. O'Neill

/  / FOR all listed nominees

/  / WITHHOLD vote for all listed nominees

/  / WITHHOLD vote only from

         DIRECTORS RECOMMEND A VOTE FOR THIS ITEM (#1)


2.  Approve an amendment to the Long Term Stock Incentive
Plan.

/  / VOTE FOR      /  / VOTE AGAINST       /  / ABSTAIN

         DIRECTORS RECOMMEND A VOTE FOR THIS ITEM (#2)


PLEASE VOTE, SIGN, DATE AND RETURN

--------------------------------         Date-----------------
1997
(Sign exactly as name appears above, indicating position or representative capacity, where applicable)